EXHIBIT 11



                           THE BANK OF NEW YORK COMPANY, INC.
                        Computation of Earnings Per Common Share
                            For the Years Ended December 31,



                                                    1995      1994      1993
                                                    ----      ----      ----
                                       (in millions, except per share amounts)

Weighted Average Number of Shares of
  Common Stock for Primary Computation               193       188       186

Shares Assumed to be Issued on Conversion:
  Warrants                                             5         -         -
                                                   -----     -----     -----
Weighted Average Number of Shares of
  Common Stock for Primary Computation               198       188       186
                                                   =====     =====     =====

Shares Assumed to be Issued on Conversion:
  Debentures                                           9        12        12
  Cumulative Preferred Stock                           -         2         2
  Warrants                                             5         -         -
                                                   -----     -----     -----

Weighted Average Number of Shares of
  Common Stock Assuming Full Dilution                212       202       200
                                                   =====     =====     =====


Net Income                                         $ 914     $ 749     $ 559

Dividend Requirements on Preferred Stock              10        13        25
                                                   -----     -----     -----

Net Income Available to Common Shareholders          904       736       534

Interest On Convertible Debentures, Net of Tax         7        10        10

Dividends on Convertible Preferred Stock               -         2         3
                                                   -----     -----     -----

Net Income Available to Common Shareholders,
  Assuming Full Dilution                           $ 911     $ 748     $ 547
                                                   =====     =====     =====

Earnings Per Share:
  Primary                                          $4.57     $3.92     $2.87

  Fully Diluted                                     4.30      3.70      2.72